UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 13, 2009

Borland Software Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, Texas		78731
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 340-2200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer:

On March 13, 2009, Borland Software Corporation (the "Company") announced the appointment of Thomas Wilkas as Borland's Chief Financial Officer. In connection with the appointment of Mr. Wilkas, the Company and Mr. Wilkas entered into an employment agreement and addendum, dated March 13, 2009 (the "Addendum" and, together with the employment agreement, the "Employment Agreement"). Mr. Wilkas is expected to start on March 16, 2009 (the "Start Date"). Erik E. Prusch will resign from the position of Chief Financial Officer, effective on the Start Date, and continue to serve as the Company's Acting President and Chief Executive Officer.

Under the Employment Agreement, Mr. Wilkas will be paid an annual base salary of $300,000 and shall be eligible to receive a bonus equal to 50% of his base salary under the Company’s Incentive Compensation Plan based upon the achievement of certain corporate and individual performance targets. Mr. Wilkas will be provided standard relocation benefits in accordance with the Company's relocation agreement to facilitate his relocation from Chicago, IL to Austin, TX and will be provided a settling in allowance of $25,000. Mr. Wilkas will also be entitled to participate in the Company’s benefit plans.

Pursuant to the Employment Agreement, Mr. Wilkas will be granted 100,000 shares of restricted stock. The restricted stock shares will vest over two years, subject to Mr. Wilkas’continued employment, with respect to 50% of the shares on the first anniversary of his Start Date and 1/8th of the shares vesting quarterly thereafter. In the event of a change in control of the Company, if Mr. Wilkas is terminated without cause in connection therewith, 100% of the unvested shares subject to such restricted stock award shall automatically vest. The Employment Agreement further provides that Mr. Wilkas will be granted an option to purchase 250,000 shares of the Company’s common stock. Such option will vest over four years, subject to Mr. Wilkas’ continued employment, with respect to 25% of the shares on the first anniversary of the Start Date and 1/48 th of the shares vesting each month thereafter. In the event of a change in control of the Company, if Mr. Wilkas is terminated without cause in connection therewith, 100% of the unvested shares subject to such option shall automatically vest. The Compensation Committee has approved the terms and conditions of the Employment Agreement and the stock option and restricted stock grants. The grant date of the stock option will be March 31, 2009, which is the last business day during the month in which he was hired, and the stock option will have an exercise price equal to the fair market value of the Company’s common stock on the close of trading on the date of grant (March 31, 2009).

The Employment Agreement also provides for severance benefits in the event of an involuntary termination of Mr. Wilkas’ employment without cause, a voluntary termination of employment as a result of a constructive termination or the failure of the Company to obtain the assumption of the Addendum by any acquirer of the Company (each a "Qualifying Termination"). With respect to a Qualifying Termination that is not in connection with a change in control, the Addendum provides for (i) a severance payment equal to 50% of Mr. Wilkas’ annual base salary less applicable withholding obligations, and (ii) continuation of health coverage by having the Company pay Mr. Wilkas’ COBRA premiums for up to 12 months.

With respect to a Qualifying Termination that is in connection with a change in control and within the period beginning 2 months before and ending 12 months following the consummation of a change in control of the Company, the Employment Agreement provides for (i) a severance payment equal to 100% of Mr. Wilkas’ annual base salary less applicable withholding obligations, and (ii) continuation of health coverage by having the Company pay Mr. Wilkas’ COBRA premiums for up to 12 months. Mr. Wilkas will be required to execute a release in favor of the Company in order to receive any severance payment.

Mr. Wilkas agreed to be bound by the Company’s standard employee confidentiality and assignment of inventions agreement.

The description of the Employment Agreement in this Item 5.02 is qualified in its entirety by reference to the Employment Offer Letter and Addendum attached hereto as Exhibit 10.1. The press release announcing his appointment is attached as Exhibit 99.1.

Prior to his appointment as Borland's Chief Financial Officer, Mr. Wilkas, age 48, served as the Senior Vice President and Chief Financial Officer of PSAV Presentation Services, a provider of technology to the hospitality and event industries, from March 2008 to March 2009. From October 2003 to October 2006, Mr. Wilkas served as the Senior Vice President and Chief Financial Officer of Solucient LLC, a healthcare software, information and professional services company. Mr. Wilkas holds an MBA from Indiana University and a B.S. Degree in Chemical Engineering from Notre Dame University.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1. Employment Agreement and Addendum between Borland Software Corporation and Thomas Wilkas, dated March 13, 2009.

Exhibit 99.1 Borland Software Corporation Press Release, dated March 13, 2009, announding the appointment of Mr. Wilkas.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borland Software Corporation

March 13, 2009	By:	/s/ Erik E. Prusch

Name: Erik E. Prusch
Title: Acting President & Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Ex. 10.1 Employment Agreement and Addendum for Severance Benefits between Borland Software Corporation and Thomas P. Wilkas
99.1	Borland Software Corporation Press Release announcing the appointment of Thomas P. Wilkas, March 13, 2009